EXHIBIT 99.1

FOR IMMEDIATE RELEASE

For:	United Fire & Casualty Company

118 Second Avenue SE, PO Box 73909

Cedar Rapids, Iowa 52407-3909

Contact: John A. Rife, President/CEO, 319-399-5700

United Fire & Casualty Company reports Second Quarter 2003 results

•	Second quarter net income totaled $13.0 million, or $1.18 per share

•	Second quarter net operating income* increased to $1.18 per share

•	Second quarter total revenues increased 17 percent to $140.5 million

•	Book value of $33.90 per share as of June 30, 2003

CEDAR RAPIDS, IA—August 1, 2003—United Fire & Casualty Company (Nasdaq: UFCS) today reported second quarter 2003 net income of $13.0 million, or $1.18 per share (after providing for the dividend on convertible preferred stock), which includes net realized capital losses (before tax) of $.1 million. Net income for the second quarter of 2002 was $3.8 million, or $.31 per share, which included net realized capital losses (before tax) of $8.7 million. Second quarter diluted earnings were $1.10 per share and $.31 per share for 2003 and 2002, respectively.

Net operating income for the second quarter of 2003 was $11.8 million, versus $8.8 million for the second quarter of 2002. Second quarter operating earnings (after providing for the dividend on convertible preferred stock) were $1.18 per share and $.88 per share for 2003 and 2002, respectively.

Total revenues increased by $20.6 million to $140.5 million in the second quarter of 2003, a 17 percent increase over the second quarter of 2002. Second quarter 2003 premiums earned were $113.1 million, compared to $102.1 million in the second quarter of 2002. Investment income rose to $26.6 million in the second quarter of 2003, a 3 percent increase over the second quarter of 2002. The overall improvement in total revenues was the result of property and casualty premium rate increases in 2002 and the continuation of these pricing increases into the second quarter of 2003, as well as a decrease in investment write-downs as compared to the prior year.

Pre-tax catastrophe losses, net of reinsurance, of $12.3 million for the second quarter of 2003 added 11.6 points to the combined ratio, with an after-tax earnings impact of 80 cents per share. In comparison, pre-tax catastrophe losses, net of reinsurance, of $4.6 million for the second quarter of 2002 added 4.9 points to the combined ratio, with an after-tax earnings impact of 30 cents per share. The increase in catastrophe losses in the second quarter of 2003 is attributable primarily to an abnormally severe series of weather related events occurring during the quarter. A hailstorm that passed through Texas in April resulted in net incurred losses to date of $3.6 million, and a series of severe storms that struck the Midwest and South in May resulted in net incurred losses to date of $7.1 million.

“I was very encouraged by our second quarter results,” said President and Chief Executive Officer John A. Rife. “Despite catastrophe losses that nearly tripled from the same period last year, our core business performed at very good levels with strong increases in our operating results. We continue to have difficulty in finding suitable investments, but we experienced some improvements in the second quarter. We remain aware of the possibility of increased catastrophe losses in upcoming months, as the National Oceanic and Atmospheric Administration has predicted above normal levels of activity for the 2003 Atlantic hurricane season. Even so, we are very optimistic as we enter the third quarter.”

* Measures used in this release that are not based on accounting principles generally accepted in the United States (“non-GAAP”) are defined and reconciled to the most directly comparable GAAP measures in the “Non-GAAP Financial Measures” section at the end of this release.

UNITED FIRE & CASUALTY COMPANY AND SUBSIDIARIES

Operating Results (In thousands, except per share data and number of shares)

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002
Revenues
Net premiums written	$124,992	$121,299	$246,305	$227,997

Net premiums earned	$113,083	$102,072	$223,931	$199,454
Investment income, net	26,622	25,878	52,685	50,780
Realized investment losses	(75)	(8,686)	(2,848)	(8,142)
Other income	820	545	1,558	963

Total Revenue	140,450	119,809	275,326	243,055
Benefits, Losses and Expenses
Losses and settlement expenses	71,531	66,823	139,629	132,473
Increase in liability for future policy benefits	1,547	1,894	3,872	3,375
Amortization of deferred policy acquisition costs	22,809	20,630	44,877	37,884
Other underwriting expenses	11,726	13,381	23,772	24,210
Interest on policyholders’ accounts	14,135	12,629	27,989	25,133

Total Benefits, Losses and Expenses	121,748	115,357	240,139	223,075

Income before income taxes	18,702	4,452	35,187	19,980

Federal income taxes	5,729	634	10,593	5,070

Net income	$12,973	$3,818	$24,594	$14,910

Net operating income	$13,022	$9,464	$26,445	$20,202

Net operating income after preferred dividends	$11,848	$8,804	$24,086	$19,542

Weighted average shares outstanding	10,037,728	10,037,032	10,037,598	10,036,755

Basic earnings per common share	$1.18	$0.31	$2.22	$1.42

Diluted earnings per common share	$1.10	$0.31	$2.09	$1.41

Cash dividends declared per common share	$0.19	$0.18	$0.38	$0.36

Following is a discussion of our year-to-date results.

Net operating income for the six months ended June 30, 2003, was $24.1 million, or $2.40 per share, versus net operating income of $19.5 million, or $1.95 per share, for the six months ended June 30, 2002. For the first half of 2003, net income was $24.6 million, or $2.22 per share. For the six months ended June 30, 2002, net income was $14.9 million, or $1.42 per share. Diluted earnings for the first half of 2003 was $2.09 per share. Diluted earnings for the first half of 2002 was $1.41 per share. Net realized investment losses (before tax) were $2.8 million through June 30, 2003, compared to net realized investment losses (before tax) of $8.1 million for the first six months of 2002.

Pre-tax catastrophe losses for the six months ended June 30, 2003, net of reinsurance, were $12.8 million, which added 6.1 points to the combined ratio. These catastrophe losses resulted in an after-tax earnings impact of 83 cents per share. For the same period of 2002, pre-tax catastrophe losses were $5.1 million, which added 2.7 points to the combined ratio. These catastrophe losses resulted in an after-tax earnings impact of 33 cents per share.

Following is a discussion of second quarter 2003 results for each business segment.

Property and casualty insurance segment

In the second quarter of 2003, our property and casualty insurance segment’s pre-tax income was $15.5 million, compared to $9.1 million in the second quarter of 2002. The improvement in pre-tax income was the result of premium rate increases and a decrease in non-catastrophe claims frequency; however, the increase of deferred acquisition cost asset amortization and reduced investment income offset the improvement to some extent.

Net premiums written in the second quarter of 2003 were $117.4 million, compared to $113.6 million in the second quarter of 2002. Net premiums earned in the second quarter of 2003 were $105.7 million, compared to $94.8 million in the second quarter of 2002. The strong results in both premiums written and premiums earned is due primarily to premium rate increases in 2002 and 2003, as the number of policies in force has declined over the past year.

The loss ratio, which includes loss adjustment expenses, was 64.3 percent for the second quarter of 2003, versus 66.6 percent for the second quarter of 2002. The improvement in the loss ratio is primarily attributable to an increase in premium rates and a decrease in non-catastrophe claims frequency. Despite improvement in claims frequency, claims severity has increased in the second quarter of 2003.

The expense ratio improved to 28.7 percent in the second quarter of 2003, compared to 30.7 percent in the second quarter of 2002. This improvement was primarily the result of the increased premium rates initiated in 2002. Because of these premium rate increases, our 2003 earned premiums increased without a corresponding increase in underwriting expenses, as the number of policies in force has decreased between years.

Rife commented, “We’ve focused intensely on pricing and underwriting initiatives in the last few years, and we continue to experience the benefits. I am pleased with the overall results for our property and casualty insurance segment in the second quarter, especially the non-catastrophe loss experience, which is a reflection of the pricing and underwriting initiatives. Excluding catastrophes, our combined ratios for the six-month periods ending June 30, 2003 and 2002 were 85.2 percent and 93.7 percent, respectively. Excluding catastrophes, our combined ratios for the quarters ending June 30, 2003 and 2002 were 81.4 percent and 92.4 percent, respectively.”

Property & Casualty Insurance Operating Results:	Three Months Ended June 30,		Six Months Ended June 30,
(In thousands)	2003	2002	2003	2002
Revenues
Net premiums written	$117,393	$113,603	$231,685	$214,015

Net premiums earned	$105,707	$94,750	$209,064	$185,285
Investment income, net	6,335	6,904	11,728	13,244
Realized investment gains (losses)	898	(872)	792	(480)
Other income	788	502	1,496	909

Total Revenues	113,728	101,284	223,080	198,958

Benefits, Losses and Expenses
Losses and settlement expenses	67,947	63,068	131,406	124,531
Amortization of deferred policy acquisition costs	20,259	18,108	39,126	32,799
Other underwriting expenses	10,068	10,999	20,382	21,240

Total Benefits, Losses and Expenses	98,274	92,175	190,914	178,570

Income before income taxes	15,454	9,109	32,166	20,388

Federal income taxes	4,583	2,286	9,518	5,197

Net income	$10,871	$6,823	$22,648	$15,191

Life insurance segment

In the second quarter of 2003, our life insurance segment recorded pre-tax income of $3.2 million, compared to a pre-tax loss of $4.7 million for the second quarter of 2002. The improvement was primarily attributable to investment write-downs of $2.0 million in the second quarter of 2003, compared to $7.7 million in the second quarter of 2002.

Net premiums earned in the second quarter of 2003 were $7.4 million compared to $7.3 million in the second quarter of 2002. Net investment income increased by $1.3 million, or 6.9 percent, in the second quarter of 2003. As a result of the decrease in investment write-downs in 2003, net realized investment losses improved to $1.0 million in the second quarter of 2003, compared to $7.8 million in the second quarter of 2002. These increases in our life insurance segment’s second quarter revenues were accompanied by reductions in its operating expenses, which are attributable to lower annuity volume in 2003 when compared to 2002.

Losses and settlement expenses, provision for liability for future policyholder benefits and other underwriting expenses decreased in the second quarter of 2003 when compared to the same period in 2002. These improvements in our life insurance segment’s quarterly results were offset by an increase in interest credited on policyholder accounts of $1.5 million, or 11.9 percent.

The principal product of our life insurance segment is the single premium deferred annuity. Pursuant to accounting principles generally accepted in the United States, annuity deposits are not reflected in net premiums earned. Rather, annuity deposits are recorded as liabilities for future policyholder benefits. Revenues for annuities consist of policy surrender charges and investment income earned on policyholder deposits. In the second quarter of 2003, annuity deposits were $37.9 million, compared to $62.1 million in the second quarter of 2002. The decrease in annuities written was the result of lower interest crediting rates in the second quarter of 2003 when compared to the second quarter of 2002, which resulted in our annuities being a less desirable investment option to potential investors.

As of June 30, 2003, we temporarily suspended the sale of all new fixed annuity business. We made this decision in consideration of the difficulty we had in finding suitable investment vehicles in terms of duration and quality to fit our asset-liability matching needs. We have accumulated significant amounts of cash. While this accumulation has improved our liquidity, it has also resulted in negative spreads on new business. This means that existing business is subsidizing new business. We believe that suitable investment vehicles will be more readily available when the economy recovers and interest rates begin to rise, leading to more appropriate opportunities to invest our cash. Unfortunately, this process is taking much longer than we expected.

Rife noted, “Our results for the second quarter reflect improvement in our life insurance operating results, as evidenced by increases in both our total revenues and net income. We anticipate that our suspension of new fixed annuity business will last through the third quarter of this year. To assist our agents in generating new business, we are currently in the process of enhancing our agent Web site with additional tools.”

Life Insurance Operating Results:	Three Months Ended June 30,		Six Months Ended June 30,
(In thousands)	2003	2002	2003	2002
Revenues
Net premiums written	$7,599	$7,696	$14,620	$13,982

Net premiums earned	$7,376	$7,322	$14,867	$14,169
Investment income, net	20,287	18,974	40,957	37,536
Realized investment gains (losses)	(973)	(7,814)	(3,640)	(7,662)
Other income	32	43	62	54

Total Revenues	26,722	18,525	52,246	44,097

Benefits, Losses and Expenses
Losses and settlement expenses	3,584	3,755	8,223	7,942
Increase in liability for future policy benefits	1,547	1,894	3,872	3,375
Amortization of deferred policy acquisition costs	2,550	2,522	5,751	5,085
Other underwriting expenses	1,658	2,382	3,390	2,970
Interest on policyholders’ accounts	14,135	12,629	27,989	25,133

Total Benefits, Losses and Expenses	23,474	23,182	49,225	44,505

Income (loss) before income taxes	3,248	(4,657)	3,021	(408)

Federal income taxes (benefit)	1,146	(1,652)	1,075	(127)

Net income (loss)	$2,102	$(3,005)	$1,946	$(281)

Financial condition and supplementary financial information

At June 30, 2003, our consolidated total assets were $2.3 billion, compared to $2.2 billion at December 31, 2002. Stockholders’ equity at June 30, 2003, was $340.3 million, with a book value of $33.90 per share, versus stockholders’ equity of $290.4 million, with a book value of $28.94 per share, as of December 31, 2002.

Stockholders’ equity included $84.1 million of after-tax unrealized investment gains as of June 30, 2003, compared to $52.7 million of after-tax unrealized investment gains as of December 31, 2002.

“Our stockholders’ equity and unrealized investment gains increased substantially during the second quarter,” Rife mentioned. “This increase in stockholders’ equity is due to two factors; positive operating results and the increase in market value of our bonds during the second quarter. Of course, if interest rates rise, the value of our bonds will decrease. We continue to be cautiously optimistic that the economy will improve in the third quarter.”

Financial Condition:			June 30,	December 31,
(In thousands, except per share data)			2003	2002
Total assets			$2,348,616	$2,159,475
Total stockholders’ equity			340,304	290,433
Common stockholders’ equity per share			33.90	28.94
Total Cash & Investments			2,045,256	1,858,928
Statutory Capital & Surplus			272,497	249,375

Supplementary Financial Analysts’ Data:	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002
GAAP combined ratio:
Loss Ratio	64.28%	66.56%	62.85%	67.21%
Expense Ratio	28.69%	30.72%	28.46%	29.17%

Combined Ratio	92.97%	97.28%	91.31%	96.38%

Statutory combined ratio:
Loss Ratio	64.28%	66.93%	62.85%	67.62%
Expense Ratio	29.20%	28.76%	28.82%	29.11%

Combined Ratio	93.48%	95.69%	91.67%	96.73%

United Fire & Casualty Company is a regional insurer, offering personal and commercial property and casualty insurance and life insurance. Its products are marketed principally through its regional offices in Cedar Rapids, Iowa (company headquarters); New Orleans, Louisiana; Denver, Colorado; and Galveston, Texas. For the tenth consecutive year, United Fire & Casualty Company has been named to the Ward’s 50, a respected benchmark group of the industry’s top performing insurance companies.

For more information about United Fire & Casualty Company and its products and services, visit our Web site, www.unitedfiregroup.com.

Non-GAAP Financial Measures

We believe that investor understanding of our financial performance is enhanced by disclosure of certain non-GAAP financial measures. The primary non-GAAP financial measures we utilize are operating income, catastrophe losses and written premium. Catastrophe loss and written premium are statutory financial measures prepared in accordance with statutory accounting rules as prescribed by the National Association of Insurance Commissioners’ Accounting Practices and Procedures Manual. Operating income is a key measure used by management and investors in monitoring the operating results of a company’s core business. Because our calculation of operating income may differ from similar measures used by other companies, investors should be careful when comparing our operating income to that of other companies.

Operating income: The difference between net income (after providing for the dividend on the convertible preferred stock) and operating income is the inclusion in net income of after-tax realized investment gains and losses. We utilize operating income because it is a useful measure of the underlying performance of our core business. Management and investors commonly evaluate operating earnings as an indicator of a company’s financial performance. This measure also is described as net income before after-tax realized investment gains and losses.

Quarter	Net Income (after preferred dividend)	After-tax realized losses	Operating Income	NI/OI per share
2003	$11,799,000	$(49,000)	$11,848,000	$1.18/$1.18
2002	3,158,000	(5,646,000)	8,804,000	0.31/ 0.88

Year to date	Net Income (after preferred dividend)	After-tax realized losses	Operating Income	NI/OI per share
2003	$22,235,000	$(1,851,000)	$24,086,000	$2.22/$2.40
2002	14,250,000	(5,292,000)	19,542,000	1.42/ 1.95

Written premium: Written premium is a statutory accounting measure representing the amount of premium charged for policies issued during the period. Premiums are reflected as revenue as they are earned over the underlying policy period. Net written premiums applicable to the unexpired term of a policy are recorded as unearned premium. We evaluate net written premium as a measure of business production for the period under review.

Quarter	Written Premiums	Net change in UEP	Earned
2003	$124,992,000	$(11,909,000)	$113,083,000
2002	121,299,000	(19,227,000)	102,072,000

Year to date
2003	$246,305,000	$(22,374,000)	$223,931,000
2002	227,997,000	(28,543,000)	199,454,000

Catastrophe losses: A catastrophe loss is a single incident or series of closely related incidents causing severe insured losses. Catastrophes are by their nature unpredictable. The frequency and severity of catastrophic losses we experience in any year impacts our results of operations and financial position. In evaluating the underwriting performance of our property and casualty insurance segment, we do so both including and excluding catastrophe losses.

Disclosure of forward-looking statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, that are not historical facts and involve risks and uncertainties that could cause actual results to differ materially from those expected and projected. Such risks and uncertainties include the following: 1) the uncertainties of the loss reserving process; 2) the occurrence of catastrophic events or other insured or reinsured events with a frequency or severity exceeding our estimates; 3) the actual amount of new and renewal business; 4) the competitive environment in which we operate; 5) developments in global financial markets that could affect our investment portfolio and financing plans; 6) estimates of the financial statement impact due to regulatory actions; 7) uncertainties relating to government and regulatory policies; 8) legal developments; and 9) changing rates of inflation and other economic conditions. The words “believe,” “anticipate,” “estimate,” “expect,” “intend,” “future,” “will be,” or “continue” and variations thereof and similar expressions identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.